CERTIFICATE OF DESIGNATION

Andrew Hromyk certifies that he is the President and Secretary of Autoeye Inc., a Delaware corporation (hereinafter referred to as the "Company") and that, pursuant to the Company's Certificate of Incorporation, as amended, and Section 151 of the General Business Corporation Law, the Board of Directors of the Company adopted the following resolutions on , ; and that none of the shares of Non-Transferable Series A Special Voting Preferred Stock referred to in this Certificate of Designation have been issued.

Creation of Non-Transferable Series A Special Voting Preferred Stock

1. There is hereby created a series of preferred stock consisting of 5,000,000 shares and designated as the Non-Transferable Series A Special Voting Preferred Stock (the "Preferred Stock"), having the voting powers, preferences, limitations, qualifications, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

Preferences, Limitations and Relative Rights

2. No share of Preferred Stock shall have any preference over or limitation in respect to any other share of such Preferred Stock. All shares of Preferred Stock shall have equal rights and privileges.

Voting Rights

3. Each outstanding share of Preferred Stock shall be entitled to two votes at meetings of holders of the Company's Common Stock, either in person or by proxy, and each holder of shares of Preferred Stock on the record date for such meeting shall be entitled to notification of such meeting as if such holder were a holder of shares of the Company's Common Stock on the record date for such meeting.

Dividends

4. The holders of shares of Preferred Stock shall not be entitled to receive any dividends.

Liquidation Provisions

5. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Preferred Stock shall not be entitled to receive any payment whatsoever and the shares of Preferred Stock then outstanding will be deemed to be cancelled. A reorganization or any other consolidation or merger of the Company with or into any other corporation, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 5, and the Preferred Stock shall be entitled only to: (i) the rights provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction;
(ii) the rights contained in the Delaware General Business  Corporation Law; and
(iii) the rights contained in other Sections hereof.

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Cancellation Provisions

6. Each one share of Preferred Stock held by a particular stockholder shall be cancelable by the Company without payment of further consideration by the Company to the holder thereof upon the issuance of each two shares of the Company's Common Stock to that particular stockholder pursuant to the Put Right or the Call Right as defined in the Preferred Share Exchange Agreement dated , between the
Company and the holders of the shares of Preferred Stock.

No Fractional Shares

7. In the event that an uneven number of shares of the Company's Common Stock are issued to a particular stockholder at a particular time pursuant to the Put Right or the Call Right, the number of shares of Preferred Stock to be cancelled pursuant to Section 6 hereof shall be that number as would be cancelled if one additional share of the Company's Common Stock were issued to that particular stockholder at that particular time.

Reclassification, Exchange and Substitution

8. If the Common Stock, the issuance of which causes the cancellation of the Preferred Stock pursuant to Section 6 hereof, is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split, stock dividend or otherwise, the number of shares of Preferred Stock to be cancelled pursuant to the Put Right or the Call Right pursuant to Section 6 hereof shall be adjusted by multiplying by two the ratio the numerator of which is the number of shares of the Company's Common Stock outstanding immediately prior to the said capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend and the denominator of which is the number of shares of the Company's Common Stock outstanding immediately following the said capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend.

Reorganizations, Mergers, Consolidations or Sale of Assets

9. If at any time there shall be a capital reorganization of the Company's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for in Section 8 hereof) or merger of the Company into another corporation, or the sale of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Preferred Stock receive shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, as are required to ensure that the holders of the Preferred Stock continue to enjoy and be subject to the preferences, limitations and relative rights granted hereunder in respect of the Preferred Stock then held by such stockholders, subject at all times to the Put Right and the Call Right.

No Impairment

10. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against impairment.

Non-Transferable

11. The shares of Preferred Stock shall not be transferable except with the consent of the board of directors of the Company.

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IN WITNESS  WHEREOF,  the Company has caused this  Certificate of Designation of
Non-Transferable Series A Special Voting Preferred Stock to be duly executed by its President and attested to by its Secretary this day of , who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Company and state to the best of their knowledge, information and belief, under the penalties of perjury, that the above matters and facts are true in all material respects.


                                    AUTOEYE INC.


                                   ___________________________
                                   Andrew Hromyk, President


                                   ___________________________
                                   Andrew Hromyk, Secretary